Exhibit 21.1

List of Registrant’s Subsidiaries

Ironwood Pharmaceuticals Securities Corporation (Massachusetts)

Ironwood Pharmaceuticals GmbH (Switzerland)

VectivBio AG (Switzerland)

VectivBio Comet AG (Switzerland)

GlyPharma Therapeutic Inc (Canada)

VectivBio US, Inc. (Delaware)